Farmer Mac Appoints Daniel L. Shaw
to Board of Directors

WASHINGTON, December 17, 2019 – The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the availability and affordability of credit for the benefit of rural America, announced today that Daniel L. Shaw of Edgar, Nebraska has been appointed the newest member of the company’s board of directors. His appointment fills the seat of former board member Keri L. Votruba after his unexpected passing in October.

An active member of his local farming community, Mr. Shaw and his family have owned and operated Shaw Farms in Edgar, Nebraska since 1975 and operate two other local agricultural businesses. Mr. Shaw also has significant experience serving as a board member, including for other agricultural finance institutions with a national scope. He has served on the board of AgriBank Farm Credit Bank since 2014, where he was chair of the Risk Management Committee from 2016 to 2018. He also served on the board of directors of Farm Credit Services of America from 2007 to 2014.

Farmer Mac Chairman of the Board Lowell L. Junkins said, “Keri was a great man and a dear friend; we all mourn his loss. It is only fitting that we have found in Dan someone who shares the same lifelong passion for agriculture and a deep understanding of the importance of affordable financing for rural America. Dan is the epitome of the type of agricultural producers that Farmer Mac serves, and he will be a very welcome addition to our board.”

Vice Chairman Myles J. Watts shared Mr. Junkins’ sentiments. “Dan’s outstanding work on the boards of other agricultural finance organizations, especially his substantial work on enterprise risk management issues, gives us great confidence in his ability to help guide Farmer Mac’s continuing work to fulfill its mission in a safe and sound manner.”

“I’m honored to accept a board position for a company doing such vitally important work,” said Mr. Shaw. “Farmer Mac has thrived in its endeavors, always guided by its mission to help build a strong and vital rural America. I’m passionate about that mission, and it’s my sincere pleasure to be able to help serve this company in its efforts to deliver the capital and commitment rural America deserves.”

Mr. Shaw joins four other board members elected each year by holders of Class B Voting Common Stock (not listed on any exchange). An additional five members are elected each year by holders of Class A Voting Common Stock (NYSE: AGM.A), and five are appointed by the president of the United States with the advice and consent of the United States Senate.

About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac’s customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. In fact, we are often able to provide the lowest cost of borrowing to agricultural and rural borrowers. For more than 30 years, Farmer Mac has been delivering the capital and commitment rural America deserves. Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

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